Exhibit 8.1

SUBSIDIARIES OF PAYPAY CORPORATION

Name of Subsidiary	Jurisdiction of Incorporation or Organization
PayPay Bank Corporation	Japan
PayPay Card Corporation	Japan
PayPay Securities Corporation	Japan